CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-2 of our report, dated March 27, 1998, on the consolidated financial statements of SGI International and subsidiaries (the "Company") as of and for the year ended December 31, 1997, and contains an explanatory paragraph with respect to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in the Prospectus of the Registration Statement.


J.H. COHN LLP

/s/ J.H. Cohn
-----------------------
San Diego, California
May 13, 1998